Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Felix Carbullido
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 402-4056

Elise Wang
Investor Relations
(415) 616-8571

Williams-Sonoma, Inc. Announces Election of
Esi Eggleston Bracey to Board of Directors

San Francisco, CA, June 2, 2021 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Esi Eggleston Bracey has been elected to its Board of Directors.

“We are thrilled to have Esi join our Board,” said Laura Alber, President and Chief Executive Officer. “Esi brings substantial experience in leading iconic consumer brands and has a strong eye for design. In addition, her commitment to inclusivity and purpose-driven initiatives will be a great asset as we continue to focus on sustainability, equity action, and supporting our associates and the communities in which we work.”

Scott Dahnke, Board Chair, joined Ms. Alber in welcoming Ms. Bracey to the Board. “We are delighted to welcome Esi to the Board. Her expertise in brand-building and innovative marketing will help the company maintain leadership in this foundational capability.”

Ms. Bracey has served as Chief Operating Officer, Executive Vice President Beauty & Personal Care, at Unilever since 2018. From 2015 to 2017, Ms. Bracey served as President, Consumer Beauty, at Coty Inc. (acquired by Procter & Gamble). From 1991 to 2016, Ms. Bracey served in various roles of increasing responsibility at Procter & Gamble, including most recently as Senior Vice President & General Manager, Global Cosmetics, from 2009 to 2016. Ms. Bracey also has served on the Board of Directors of Six Flags Entertainment Corporation since 2020. Ms. Bracey graduated from Dartmouth College with a B.A. in Engineering Sciences.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, and Mark and Graham — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our free-to-join loyalty program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate stores in the Middle East, the Philippines, Mexico, South Korea and India, as well as e-commerce websites in certain locations. We are also proud to lead the industry with our Environmental, Social and Governance (“ESG”) efforts. Our company is Good By Design — we’ve deeply engrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our ESG efforts, please visit: https://sustainability.williams-sonomainc.com/

WSM-IR